Exhibit (H)(5)

THE CNL FUNDS

COMPLIANCE SERVICES AGREEMENT

AGREEMENT made as of the 12th of March, 2007 by and between The CNL Funds (the “Trust”), a Delaware statutory trust, with its principal office and place of business 450 South Orange Avenue, Orlando, FL 32801.and Foreside Compliance Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine, 04101 (“FCS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust desires that FCS perform certain compliance services for the Trust, and FCS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and FCS hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Trust hereby appoints FCS, and FCS hereby agrees, to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 under the 1940 Act (“Rule 38a-1”), for the period and on the terms and conditions set forth in this Agreement.

(b) In connection therewith, the Trust has delivered to FCS copies of: (i) the Trust’s Certificate of Incorporation and By-Laws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement, as amended or supplemented, filed or to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”); (iii) the Trust’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Disclosure Documents”); (iv) any plan of distribution or similar document adopted by the Trust (“Distribution Plan”) and each current shareholder service plan or similar document adopted by the Trust (“Service Plan”); and (v) all policies and procedures adopted by the Trust with respect to the Trust (e.g., valuation procedures), and shall promptly furnish FCS with all amendments of or supplements to the foregoing. The Trust shall deliver to FCS a certified copy of the resolution of the Board of Trustees of the Trust (the “Board”) appointing FCS hereunder and authorizing the execution and delivery of this Agreement.

SECTION 2. DUTIES OF FCS

(a) Subject to the approval of the Board, FCS shall make available to act as the Trust’s CCO an employee or agent of FSC who is qualified to be responsible for administering the Trust’s compliance program as provided in Rule 38a-1 Such employee or agent shall be competent and knowledgeable regarding the federal securities laws and shall, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. FCS’ responsibility for the activities of the CCO are limited to the extent that the designation, termination and level of compensation of the CCO shall be approved by the Board as provided by Rule 38a-1. FSC shall oversee the activities of such employee as CCO of the Trust and shall determine that such employee (A) is familiar with FSC’ operations regarding oversight of funds’ policies and procedures for compliance programs under Rule 38a-1, (B) has ongoing access to FSC’ offices and senior employees regarding compliance issues, and (C) is promptly made aware of any changes to FSC’ operations regarding oversight of funds’ policies and procedures for compliance programs. The Trust shall have the right to request that FSC replace the assigned CCO with a new employee or agent of FSC if the Board determines, in its reasonable business judgment, that the CCO assigned by FSC has failed to meet the expectations of the Board and FSC will use its best efforts to find a replacement CCO who meets the qualifications set forth in this paragraph and who is acceptable to the Board.

(b) With respect to the Trust, the CCO shall:

(i) Report directly to the Board and respond to compliance-related inquiries and requests made by the Board;

(ii) Review no less frequently than annually, the Trust’s compliance program’s policies and procedures including those policies and procedures of the Trust’s adviser, sub-adviser, administrator, principal underwriter, distributor, custodian and transfer agent, as applicable, (collectively, “Service Providers”) that relate to the Trust;

(iii) Review no less than frequently than annually, the Trust’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv) Carry out their responsibilities as described in the Trust’s Compliance Program Manual;

(v) Review no less frequently than annually, the adequacy of the policies and procedures of the Trust and its Service Providers and the effectiveness of their implementation and, if appropriate based on such review, recommend changes to such policies and procedures;

(vi) Apprise the Board of significant compliance events at the Trust or its Service Providers;

(vii) Design testing methods for the Trust’s compliance program policies and procedures;

(viii) Perform and document periodic testing of certain key control procedures as designated and approved by the Board in the compliance program matrix, including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers;

(ix) Conduct periodic site visits of the Service Providers as necessary;

(x) Deliver updates to the Trust or its Service Providers and provide training, as necessary;

(xi) Establish a quarterly reporting process to the Board, including both written and oral reports. The CCO will attend regularly scheduled board meetings as well as special meetings on an as-needed basis;

(xii) Prepare a written annual report for the Board and attend Board meetings annually and as requested. Such report shall, at a minimum, address (A) the operation of the Trust’s and its Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and

(xiii) No less frequently than annually, the CCO shall meet separately with the Trust’s independent Trustees.

(xiv) Provide written certification to the Trustees at the organizational board meeting, or at a subsequent agreed upon date, that the Service Providers’ and Trust’s compliance programs are reasonably designed to prevent violation of the Federal Securities Laws by the Trust, and by each Service Provider.

(c) FCS shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

(d) FCS shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder. Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation. The books and records pertaining to the Trust that are in possession of FCS shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to such books and records at all times during FCS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by FCS to the Trust or the Trust’s authorized representatives at the Trust’s expense. In the event the Trust designates a successor that shall assume any of FCS’s obligations hereunder, FCS shall, at its own cost and at the direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by FCS under this Agreement.

(e) Nothing contained herein shall be construed to require FCS to perform any service that could cause FCS to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, (“Advisers Act”) or that could cause the Trust to act in contravention of the Disclosure Documents or any provision of the 1940 Act. Except with respect to FCS’s duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(f) In order for FCS to perform the services required by this Section 2, the Trust (i) shall take reasonable steps to encourage all Service Providers to furnish any and all information to FCS as reasonably requested by FCS and with reasonable notice, and assist FCS as may be required and (ii) shall take reasonable steps to provide FCS with access to all records and documents maintained by the Trust or any Service Provider with respect to the Trust.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a) FCS shall be under no duty to take any action except as set forth in Section 2 hereof or as specifically set forth herein or as may be specifically agreed to by FCS in writing. FCS shall use its best judgment and efforts in rendering the services described in this Agreement. FCS shall not be liable to the Trust or any of the Trust’s shareholders for any action or inaction of FCS relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of FCS’s duties or obligations under this Agreement or by reason of FCS’s reckless disregard of its duties and obligations under this Agreement.

(b) The Trust agrees to indemnify and hold harmless FCS, its employees and agents, directors and officers, including, without limitation, the CCO (“FCS Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, and reasonable counsel fees arising out of FCS’s actions taken or failures to act with respect to the Trust that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d) (a “FCS Claim”), so long as such actions or inactions do not constitute a breach of this Agreement or any representation or warranty contained herein. The Trust shall not be required to indemnify any FCS Indemnitee if, prior to confessing any FCS Claim against the FCS Indemnitee, FCS or the FCS Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the FCS Claim in its own name or in the name of the FCS Indemnitee.

(c) FCS agrees to indemnify and hold harmless the Trust, its employees, trustees, officers and agents (“Trust Indemnitees”), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of (i) FCS’s actions taken or failures to act with respect to the Trust that are not consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d), (ii) [any breach of FCS’s representation set forth in Section 4 (a “Trust Claim”) (iii) any breach of this Agreement, or any representation or warranty contained herein, by FCS, or (iv) FCS’s violation of law, regulation or order. FCS shall not be required to indemnify any Trust Indemnitee if, prior to confessing any Trust Claim against the Trust Indemnitee, the Trust or the Trust Indemnitee does not give FCS written notice of and reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

(d) A FCS Indemnitee shall not be liable for any action taken or failure to act in reasonable and good faith reliance upon, and in its performance of its duties hereunder arising out of:

(i) the advice of the Trust, the Trust’s outside counsel, counsel to the Trust’s independent trustees or the Trust’s independent accountants;

(ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by a person or persons authorized by the Board to give such oral instruction. Provided that FCS has such reasonable belief in good faith, FCS shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii) any written instruction or certified copy of any resolution of the Board, and FCS may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by FCS to have been validly executed; or

(iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by FCS to be genuine and to have been signed or presented by or on behalf of the Trust;

and no FCS Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which FCS reasonably believes in good faith to be genuine.

(e) FCS shall not be liable for the errors of other Service Providers or their systems, except to the extent such Service Provider is an affiliate of FCS.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a) FCS represents and warrants to the Trust that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) It is duly qualified to carry on its business in the State of Maine;

(iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v) It has access to the necessary facilities, equipment, and personnel to assist the CCO in the performance of his or her duties and obligations under this Agreement;

(vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of FCS, enforceable against FCS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and will not violate any agreement between FCS and any third party;

(vii) It shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust;

(viii) It shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund or a Service Provider;

(ix) It shall report to the Board promptly if FCS learns about CCO malfeasance or in the event the CCO is terminated as a CCO by another fund;

(x) It shall report to the Board if at any time the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Securities Exchange Act of 1934, as amended, or Section 9 of the 1940 Act;

(xi) The various procedures and systems which FCS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the records and other data of the Trust and FCS’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and FCS will make such changes therein from time to time as are reasonably required for the performance of its obligations hereunder;

(xii) The CCO shall disclose to and obtain Board approval of any compensation received in any non-cash compensation program (i.e., stock option plans, stock awards, stock purchase plans) or similar program related to the Trust;

(xiii) The CCO and FCS shall disclose to the Trust any potential conflicts of interest that may arise when the CCO or FCS serves multiple clients;

(xiv) As an officer of the Trust, the CCO will be subject to the Trust’s code of ethics and must report to the Trust’s code of ethics review officer or as otherwise provided under the Trust’s code of ethics; and

(xv) FCS shall have adequate processes and procedures to address all aspects of services it provides to the Trust.

(b) The Trust represents and warrants to FCS that:

(i) It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) It is registered as an open-end management investment company under the 1940 Act;

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) If the Trust offers shares of beneficial interest (“Shares”) for sale, a registration statement under the Securities Act will be filed with respect to such offering and will be declared effective before any sale of Shares occurs and appropriate State securities law filings will be made with respect to all Shares of the Trust being offered for sale;

(vii) The CCO shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy) on substantially the same terms as such coverage is provided for the Trust other officers. The Trust shall provide FCS with proof of current coverage, including a copy of the Policy, and shall notify FCS immediately should the Policy be cancelled or terminated;

(viii) The CCO is a named officer in the Trust’s by-laws and subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers; and

(ix) The Trust has reported to the CCO any material compliance matter (as defined in Rule 38a-1) if any, applicable to the Trust that has occurred and has come to the Trust’s attention prior to the effective date of this Agreement.

SECTION 5. COMPENSATION AND EXPENSES

(a) In consideration of the compliance services provided by FCS and the CCO pursuant to this Agreement, the Trust shall pay FCS the fees set forth in Appendix A hereto.

All fees payable hereunder shall be accrued daily by the Trust. The fees payable for the services listed in Appendix A hereto shall be payable monthly, in arrears, on the first business day of each calendar month for services to be performed during the preceding calendar month. If fees payable for the services listed in Appendix A begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Trust shall pay to FCS such compensation as shall be payable prior to the effective date of termination.

(b) In connection with the services provided by FCS pursuant to this Agreement, the Trust agrees to reimburse FCS for any out-of-pocket charges reasonably incurred and adequately documented as set forth on Appendix A hereto. Reimbursements shall be payable as incurred. Should the Trust exercise its right to terminate this Agreement, the Trust shall not reimburse FCS for all reasonably incurred and adequately documented out-of-pocket expenses and employee time associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities.

(c) FCS may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to the Trust’s independent trustees; provided, however, that FCS shall in all cases first reasonably attempt to apply to and obtain the advice and opinion of in-house counsel to FCS. The costs of any such advice or opinion of counsel to the Trust or counsel to the Trust’s independent trustees shall be borne by the Trust.

(d) The Trust shall be responsible for and assumes the obligation for payment of all of its expenses, including: (i) the fee payable under this Agreement; (ii) the fees payable to each investment adviser under an agreement between the investment adviser and the Trust; (iii) expenses of issue and repurchase of Shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Trust, the Trustees, the CCO and other officers and fidelity bond premiums; (vi) fees, interest charges and expenses of third parties, including the Trust’s independent accountants, custodians, transfer agents, dividend disbursing agents and fund accountants; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) fund’s transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Trust and maintaining its existence; (xiii) costs of preparing, filing and printing the Trust’s Prospectus, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Trust’s trustees and officers; (xviii) costs of Board, Board committee, and other corporate meetings; (xix) SEC registration fees and related expenses; and (xx) state or U.S, territory securities laws registration fees and related expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a) This Agreement shall become effective on the later of (i) the date first written above or (ii) the date that this Agreement is approved by the Trust’s board of trustees, including a majority of trustees who are not interested persons (as defined in the 1940 Act) of the Trust. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Trust.

(b) This Agreement shall continue in effect until terminated and shall be renewed annually, the first renewal occurring no later than April 9, 2009.

(c) This Agreement may be terminated at any time, without the payment of any penalty (i) by the Sole Trustee on thirty (30) days written notice, (ii) subject to Board ratification, by the Board on sixty (60) days’ written notice to FCS or (iii) by FCS on sixty (60) days’ written notice to the Trust; provided, however, that the Board will have the right and authority to terminate the Trust’s relationship with the CCO at any time, with or without cause.

(d) Should the person acting as CCO be terminated by FCS, the Board retains the right to terminate the CCO as the Trust’s CCO as described in (c) above. In this case, FCS will provide a temporary CCO until a new, permanent one is found.

(e) The provisions of Sections 2(d), 3, 5(b), 5(d), 6(e), 6(f), 7, 8, 12(a) and 12(i) shall survive any termination of this Agreement.

(f) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either FCS or the Trust except by the specific written consent of the other party. If the parties to this Agreement consent to assignment of all or any part of this Agreement, all terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

FCS agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that FCS may:

(a) release such other information as approved by the Trust, which approval shall not be unreasonably withheld, where FCS is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that FCS shall seek the approval of the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such information) or when so requested by the Trust; and

(b) FCS shall abide by the Trust’s privacy policy pursuant to Regulation S-P promulgated under Section 504 of the Gramm-Leach-Bliley Act.

SECTION 8. FORCE MAJEURE

FCS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of civil or military authority, national emergencies, strikes or other industrial action, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply; provided, however, that FCS shall have reasonable disaster recovery plans in place. In addition, to the extent FCS’s obligations hereunder are to oversee or monitor the activities of third parties, FCS shall not be liable for any failure or delay in the performance of FCS’ duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with FCS.

SECTION 9. ACTIVITIES OF FCS

(a) Except to the extent necessary to perform FCS’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict FCS’s right, or the right of any of FCS’s managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, Trust, firm, individual or association.

(b) Subject to prior written approval of the Trust, FCS may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of FCS, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve FCS of its responsibilities hereunder. FCS may pay those persons for their services, but no such payment will increase FCS’s compensation or reimbursement of expenses from the Trust.

SECTION 10. COOPERATION WITH INDEPENDENT ACCOUNTANTS

FCS shall cooperate with the Trust’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

SECTION 11. SERVICE DAYS

Nothing contained in this Agreement is intended to or shall require FCS, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust. Functions or duties normally scheduled to be performed on any day which is not a business day of the Trust shall be performed on, and as of, the next business day, unless otherwise required by law. Nothing in this Section, however, shall relieve the CCO from reporting to the Board at a regularly scheduled Board meeting.

SECTION 12. MISCELLANEOUS

(a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(b) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both FCS and the Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Notices, requests, instructions and communications received by the parties at their respective principal places of business set forth above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

(j) The term “affiliated person” shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE CNL FUNDS

By:	/s/ J. Grayson Sanders
Name:	J. Grayson Sanders
Title:	Sole Trustee

FORESIDE COMPLIANCE SERVICES, LLC

By:	/s/ Simon Collier
Name:	Simon Collier
Title:	Managing Partner

THE CNL FUNDS

COMPLIANCE SERVICES AGREEMENT

Appendix A

As of March 12, 2007

a.	CCO Designation

The Trust’s Board of Trustees has designated Peter R. Guarino as the Trust’s CCO.

b.	Fees

a)	Flat fee per Registrant:	$30,000

b)	Flat fee per Trust series within the registrant	$15,000

c)	Flat fee per Sub-Advisor appointed	$5,000

d)	Basis point (‘bp’) on total assets within the program	0.25bp	(1/4 of 1bp)

c.	Out-Of-Pocket and Related Expenses. The Trust shall reimburse FCS for the following out-of-pocket and ancillary expenses

(i)	Communications (not to exceed $50 without prior approval)

(ii)	postage and delivery services (not to exceed $50 without prior approval)

(iii)	Reproduction (not to exceed $50 without prior approval)

(iv)	reasonable travel expenses for the CCO incurred in connection with his oversight of the compliance programs of the Service Providers (not to exceed $2500 per year without prior approval)

(v)	reasonable travel expenses incurred in connection with travel requested by the Board and agreed in advance

(vi)	other expenses incurred in connection with providing the services described in this Agreement if approved by the Administrator

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